EXHIBIT 10.1

September 6, 2006

Mr. Woodson Hobbs

320 Lennox Avenue

Menlo Park, CA 94025

Dear Woody:

On behalf of Phoenix Technologies Ltd. (the “Company”), I am pleased to offer you employment as President and Chief Executive Officer, reporting to the Board of Directors of the Company. Your employment with the Company will commence on the date both parties sign this offer letter (the “Offer Letter”), which we anticipate to be Wednesday, September 6, 2006 (“Hire Date”). On your Hire Date, the Board of Directors will grant you an option to purchase 900,000 shares of the Company’s common stock pursuant to the stock option agreement attached hereto as Exhibit A (“Stock Option Agreement”), and will authorize a grant of 100,000 shares of restricted stock to you effective as of September 27, 2006, pursuant to the restricted stock agreement attached hereto as Exhibit B (“Restricted Stock Purchase Agreement”). In addition, on your Hire Date, you will be offered the severance and change of control agreement attached hereto as Exhibit C (the “Severance and Change of Control Agreement”). Furthermore, on your Hire Date, you will be appointed as a member of the Board of Directors of the Company.

Your base salary will be $420,000 annually, payable semi-monthly at the rate of $17,500. Additionally, you will be eligible to receive a performance bonus, based on criteria established by the Board of Directors, targeted at 75% of your base salary. The Company agrees to pay you 50% of your first-year performance bonus, $157,500, in advance with your first semi-monthly salary payment. The payment of any bonus amounts thereafter will be solely at the discretion of the Board of Directors. The Board of Directors will review your compensation annually in accordance with its established performance review process.

The option granted on your Hire Date will have an exercise price equal to the closing sales price of the Company’s common stock on your Hire Date. The option will vest with respect to 25% of the shares subject to the option one year after the Hire Date and at the end of each month thereafter with respect to an additional 1/48 of the shares subject to the option, so that the option is fully vested on the fourth anniversary of your Hire Date. The option will be a nonqualified stock option. The restricted stock grant will vest and become non-forfeitable as to 50% of the shares on the two-year anniversary of the Hire Date, and as to 12.5% of the shares every six months thereafter, so that the restricted stock grant will be fully vested on the fourth anniversary of the Hire Date. Both grants of options and restricted stock and the tax withholding provisions

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of each grant shall be approved by the compensation committee or the Board of Directors so that such grants and any withholding of shares to satisfy tax withholding obligations from such grants comply with Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended, as exempt purchases (for the grants) and exempt sales (for the withholding of shares).

The Severance and Change of Control Agreement provides, among other things, for the accelerated vesting of your stock option and restricted share grants in the event that you are terminated without “Cause” or for “Good Reason” in connection with a “Change of Control” (as these terms are defined in the Severance and Change of Control Agreement). You will also be entitled to the benefits that the Company makes available to employees at its Milpitas, California location. The provisions of the benefits offered by the Company will be more fully explained in materials provided under separate cover.

An additional document is attached as Exhibit D to this letter: An Employee Invention Assignment and Proprietary Information Agreement, which contains provisions that require you to hold in confidence any proprietary information received as an employee of the Company, and to assign to the Company any inventions that you make while employed by the Company. We wish to impress upon you the importance of not bringing with you any confidential or proprietary information of any former employer. In addition, upon the signing of Employee Invention Assignment and Proprietary Information Agreement by you, the Confidentiality Agreement between you and the Company dated August 2, 2006 shall terminate.

The Company will enter into an indemnification agreement with you in the form attached hereto as Exhibit E.

The Company’s obligation to make the payments provided for in this Offer Letter and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the you or others. All legal fees and expenses which may reasonably incur as a result of any dispute or contest between Executive and the Company with respect to the validity or enforceability of, or liability under, any provision of this Agreement, or any guarantee of performance thereof (including as a result of any dispute or contest by Executive about the amount of any payment pursuant to this Agreement), shall be paid promptly, by the non-prevailing party in such dispute or contest.

This Offer Letter shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. Any legal action or other legal proceeding relating to this Offer Letter shall be brought or otherwise commenced in any state or federal court located in Santa Clara County, California and both parties expressly and irrevocably consent and submit to the jurisdiction of each state and federal court located in Santa Clara County, California (and each appellate court located in the State of California), in connection with any such legal proceeding; agree not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Santa Clara County, California, any claim that the party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Offer Letter or the subject matter of this Offer Letter may not be enforced in or by such court.

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This Offer Letter does not constitute a contract of employment for a fixed term, but will instead create an “employment at will” relationship. This Offer Letter is contingent upon a satisfactory check of your background and verification of your legal right to work in the United States. This Offer Letter supersedes any prior representations or agreements written, verbal or otherwise regarding the terms described above.

I believe that you will find great opportunities and professional challenges at Phoenix Technologies, and I am confident that you will significantly contribute to the Company’s success. Please confirm your acceptance of this offer by signing the attached copy of this Offer Letter in the space provided and returning it, along with the other documents attached hereto, to Scott C. Taylor, Senior Vice President and General Counsel of the Company.

Sincerely,

/s/ Anthony P. Morris
Anthony P. Morris
Lead Independent Director
Phoenix Technologies Ltd.

Acknowledgment:

I accept the employment offer as stated above.

/s/ Woodson Hobbs
Woodson Hobbs

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